                                                                   Exhibit 10.38

                                         January 30, 1997


Petro Stopping Centers, L.P.
6080 Surety Drive
El Paso, Texas   79905
Attn: Jack Cardwell

                                                     SECONDMENT LETTER AGREEMENT
                                                     ---------------------------

Dear Mr. Cardwell:

By this letter, Mobil Oil Corporation, a New York corporation having its office at 3225 Gallows Road, Fairfax, Virginia 22037 (hereinafter referred to as "Employer") confirms its agreement with Petro Stopping Centers, L.P., a Delaware limited partnership having its principal place of business at 6080 Surety Drive, El Paso, Texas 79905 (hereinafter referred to as "Contractor") relating to the temporary secondment of one (1) of Employer's employees to Contractor. The agreement ("Agreement") is set out as follows:

1. Contractor has requested that Employer make available at Contractor's offices the services of one of Employer's qualified employees. Contractor previously specified the requisite qualifications of the individual and the period of time for which his services will be required. Employer agrees to assign such person (hereinafter referred to as the "Employee") temporarily to Contractor for an agreed upon period of secondment, subject to the provisions herein. Employer agrees to assign Evan C. Brudahl (or successor of Employer's choice) to Contractor for some period of time commencing from the date that the Transactions contemplated under the Omnibus Agreement and Operative Agreements as defined in the Omnibus Agreement are consummated ("Closing"). Subject to Paragraphs 8 and 11 of this Agreement, Employer currently contemplates that this period of secondment will last until July 1, 2000.

2. During the period of secondment, Employee shall be on loan from Employer to Contractor and shall be under Contractor's day-to-day supervision. Employee, however, shall at all times remain in the general employ of Employer, and Contractor agrees not to attempt to interfere with the ongoing employment relationship between Employer and Employee or to recruit Employee as employee of Contractor during the period of secondment.

3. Subject to any applicable laws and to the Marketing Services Agreement between Employer and Contractor ("Marketing Services Agreement"), Employer shall determine and set the Employee's salary, wages, allowances, retirement or redundancy payments or other remuneration of any kind whatsoever (provided that the total compensation and benefits set by Employer for Employee is consistent with Employer's normal salary administration and benefits policies) and will be responsible for their payment or provision to or for the benefit of the Employee. Employer shall continue Employee in all of its applicable benefit plans. Employee shall not be entitled to participate in any benefit or bonus plan maintained by Contractor for its employees. Employer shall pay or provide for any employment taxes payable with respect to the Employee, any employee contributions required for continued participation in Employer's benefit plans, and any overhead expenses associated with the assignment. Notwithstanding anything in this Paragraph 3 to the contrary, Evan C. Brudahl's bonus payments from Employer will be determined as the
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     amounts he would receive if he were eligible to participate fully in the
     Contractor's bonus and stock appreciation plans, beginning January 1, 1997, at a level commensurate with his responsibilities within Contractor's company. After Employer's February 1997 stock option grant, Evan C. Brudahl shall not be eligible to receive stock options from Employer during the term of his secondment.

4. Contractor shall reimburse Employer promptly for all compensation, benefits and other expenses of Employer in connection with the secondment of the Employee upon the presentation of Employer's invoices therefor. Unless otherwise agreed to, Contractor shall bear directly reimbursable employee business expenses of the Employee consistent with Contractor's reimbursement policy. It is understood that Employee's compensation is not currently subject to the withholding of income tax in Texas.

5. Employer shall pay for Employee's (and, if applicable, his spouse's and dependents') relocation to El Paso from Employee's residence at the time he is notified of his assignment to Contractor's offices, as well as the cost of shipping his household and personal effects.

6. During the period of secondment, Employee shall accrue vacation, bereavement and sick leave in accordance with Employer's policies. However, the scheduling of Employee's vacation will be subject to Contractor's reasonable approval. Notwithstanding anything to the contrary in this Paragraph 6, Evan C. Brudahl will be eligible for four (4) weeks of vacation per calendar year. In return for Evan C. Brudahl's agreement to forego a fifth week of vacation for which he is eligible under Employer's vacation program and to comply with Contractor's holiday schedule, Contractor agrees that Mr. Brudahl's cash bonus referenced in Paragraph 3 above (without regard to any payments in respect of stock appreciation rights) will be at least $3,000 in any calendar year.

7. Contractor shall have the right at any time after the commencement of the secondment to notify Employer that the Employee is performing at an unacceptable level and, therefore, is no longer required by Contractor. Effective one hundred and twenty days after Employer's receipt of such notice, the secondment shall terminate with respect to such Employee and such Employee shall cease to be under the supervision of Contractor. The notice period may be shorter if mutually agreed or if the circumstances warrant it.

8. Employer retains the sole right to retain and/or dismiss Employee and, in its absolute discretion, may unilaterally limit Employee's length of assignment under this Agreement. Employer will endeavor to provide Contractor with one hundred and twenty days notice in the event that Employer decides to shorten the length of assignment. The notice period may be shorter if the circumstances warrant it. Employer undertakes to confer with Contractor regarding Employee's performance hereunder.

9. Should Petro Holdings GP Corporation take control of the Board of Contractor's company under the Partnership or any other Agreement to which Contractor is a party and, without cause (which will be determined by Jack Cardwell, Sr. or Mobil's Distillate Business Manager), removes Evan C. Brudahl from his responsibilities as Petro Sr. Vice President Strategic Planning and Development (or successor equivalent position title), Mr. Brudahl will be entitled to, and Contractor will reimburse Employer for, payment of an amount of money equal to his regular base salary for the period of time commencing on the date of such removal through July 1, 2000, such amount not to exceed an amount equal to Mr. Brudahl's base salary for one year.
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10.  The parties agree that this Agreement memorializes the arrangement between them and it supersedes any and all prior agreements respecting the subject matter herein addressed. The provisions of this Agreement and all rights, duties and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

11. At any time, Employer may terminate this Agreement due to extraordinary circumstances and upon request by the Employee by giving written notice to Contractor not less than one hundred and twenty days prior to the effective date thereof. Upon such termination, Contractor shall be liable only for charges incurred prior to the effective date of such termination plus such additional charges as are determined by the Employer to be required in connection with the termination of the Agreement and relocating the Employee.

If this Letter Agreement accurately sets forth the terms and conditions of our agreement, please so indicate by having an authorized representative sign the duplicate copy of this letter and return it to us.

                                    Very truly yours,

                                    MOBIL OIL CORPORATION



                                    By:   /s/ Mark A. Skolnik
                                         ---------------------------------------
                                         Mark A. Skolnik
                                         Manager, Distillate Business
                                         Attorney-in-Fact
Accepted and Agreed to this
30th day of January, 1997

PETRO STOPPING CENTERS, L.P.


By: /s/ Larry J. Zine
    ---------------------------------------------
    Larry J. Zine, Executive Vice President & CFO